THE COMMONWEALTH OF MASSACHUSETTS
MICHAEL JOSEPH CONNOLLY
SECRETARY OF THE COMMONWEALTH
STATE HOUSE – BOSTON, MA

SUPPLEMENT TO THE DECLARATION OF TRUST

We, William L. Byrnes, John David Foust, W. Olin Nisbet III., Helen A. Powers, and Bertram H. Witham, Trustees of

The North Carolina Management Trust
82 Devonshire Street
Boston, Massachusetts 02109

do hereby certify that, in accordance with Article XII, Section 7 of the Declaration of Trust of The North Carolina Cash Management Trust, the following Supplement to said Declaration of Trust was duly adopted:

VOTED:

That the Declaration of Trust made April 26, 1982, as amended and restated

November 1, 1987, be and it hereby is, amended as follows:

That Article I, Section 1 of the Declaration of Trust of this Trust shall be amended to read as follows:

“This Trust shall be known as “The North Carolina Capital Management Trust”.”

That Article I, Section 2(b) of the Declaration of Trust shall be amended to read as follows:

“The “Trust” refers to “The North Carolina Capital Management Trust” and reference to the Trust, when applicable to one or more Series of the Trust, shall refer to any such Series;”

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereunto signed our names this 18th day of October, 1993.

/s/William J. Byrnes William J. Byrnes Trustee	/s/Helen A. Powers Helen A. Powers Trustee
/s/John David Foust John David Foust Trustee	/s/Bertram H. Witham Bertram H. Witham Trustee
/s/W. Olin Nisbet III W. Olin Nisbet III Trustee